Filed Pursuant to Rule 433

Registration No. 333-165376

March 16, 2011

CLIFFS NATURAL RESOURCES INC.

Pricing Term Sheet

4.875% Senior Notes due 2021

6.25% Senior Notes due 2040

Issuer:	Cliffs Natural Resources Inc.
Ratings*:	Baa3 / BBB- (Moody’s/S&P)
Trade Date:	March 16, 2011
Title:	2021 Note	2040 Note
Security Type:	Senior Note	Senior Note
Settlement Date:	T+5; March 23, 2011	T+12; April 1, 2011
Principal Amount:	US $700,000,000	US $300,000,000
Maturity:	April 1, 2021	October 1, 2040
Coupon:	4.875%	6.25%
Price to Public:	99.897%	99.573%
Yield to Maturity:	4.888%	6.282%
Spread to Benchmark Treasury:	T+170 bps	T+190 bps
Benchmark Treasury:	3.625% due February 15, 2021	4.25% due November 15, 2040
Benchmark Treasury Spot and Yield:	103-22 / 3.188%	97-26 / 4.382%
Interest Payment Dates:	April 1 and October 1, commencing October 1, 2011	April 1 and October 1, commencing October 1, 2011
Make-Whole Call:	T+25 bps	T+ 40 bps
CUSIP:	18683KAD3	18683KAC5
ISIN:	US18683KAD37	US18683KAC53
Joint Bookrunners	Citigroup Global Markets Inc. J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated
Co-Managers:	Fifth Third Securities, Inc. BMO Capital Markets Corp. KeyBanc Capital Markets Inc. PNC Capital Markets LLC RBS Securities Inc. Scotia Capital (USA) Inc. U.S. Bancorp Investments, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Citigroup Global Markets Inc., J.P. Morgan Securities LLC, or Merrill Lynch, Pierce, Fenner & Smith Incorporated can arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. at (877) 858-5407, calling J.P. Morgan Securities LLC collect at 1-212-834-4533, or calling Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322.

This pricing term sheet supplements the preliminary prospectus supplement issued by Cliffs Natural Resources Inc. dated March 16, 2011.